PURCHASE AGREEMENT

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

For Surna Estimate Number:    081716C-1B

Purchaser Info:

Full Legal Name (Company or Individual)	Phone:	Fax:
Sante Veritas Therapeutics, Inc
Doing Business as:	Email Address:

Address I City I State I Zip:		Country:
507-595 Howe St Vancouver, BC V6C-2T5		CANADA

Company Type:	State / Providence Licensed in:
[X] CORPORATION [ ] PROPRIETORSHIP [ ] PARTNERSHIP [ ] FRANCHISE [ ] OTHER	BC

Federal Tax ID# NA	Year Established:	At Present Location Since:

Ship to:

Business Name: Same as Purchaser		Contact Name:
Info
Phone:	Email:		Address Same as Above:
[ ] Yes (Don’t fill out address below.)
Address I City I State I Zip:			Country:

Owner’s Information:

Owner’s First Name:	LastName:	Phone #

Home Address (Address / City / State / Zip / Country):		Email Address:

Owner’s First Name:	Last Name:	Phone #

Home Address (Address / City / State / Zip / Country)		Email Address:

Purchase Price: $834,270.00	Estimated Shipping Costs: Included

Purchase Agreement Date: 2/21/17

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

Subject to the provisions of this Purchase Agreement (“Agreement”), Surna, Inc. (“Seller”) agrees to sell to the entity or entities identified herein (collectively, the “Buyer”) and Buyer agrees to purchase and accept from Seller the equipment (“Equipment”), together with any services (“Services”) as described in the proposal (“Proposal”).

1. ACCEPTANCE

The Agreement is subject to acceptance in writing by the party to whom this offer is made or an authorized agent delivered to Seller within 30 days from the date of the Agreement. If the Buyer does not accept the Agreement but places an order, without the addition of any other terms and conditions of sale or any other modification, Buyer’s order shall be deemed acceptance of the Agreement subject to Seller’s terms and conditions. Buyer’s acceptance of the Equipment will in any event constitute an acceptance by Buyer of Seller’s terms and conditions. This Agreement may be subject to credit approval by Seller. Upon disapproval of credit, Seller may delay or suspend performance or, at its option, renegotiate prices and/or terms and conditions with Buyer. If Seller and Buyer are unable to agree on such revisions, this Agreement shall be cancelled, prior to execution of agreement, without any liability.

2. EQUIPMENT AND OR SERVICE

The Equipment and or service shall conform in all respects to the specifications set forth in the Proposal referenced above in the Purchase and Services Agreement Section.

3. AGREEMENT PRICE

The total Agreement Price for the Equipment, and Services, if applicable, to be provided by Seller as described on the Purchase and Services Agreement (Agreement Price). Following acceptance without addition of any other terms and condition of sale or any other modification by Buyer, the prices stated are firm provided that notification of release for immediate production and shipment is received at Seller’s factory not later than 4 months from order acceptance. If such release is received later than 4 months from order acceptance date, prices will be increased a straight 1% (not compounded) for each 1-month period (or part thereof) beyond the 3-month firm price period up to the date of receipt of such release. If such release is not received within 6 months after the date of order acceptance, the prices are subject to renegotiation or at Seller’s option, the order will be cancelled. Any delay in shipment caused by Buyer’s actions will subject prices to increase equal to the percentage increase in list prices during that period of delay and Seller may charge Buyer with incurred storage fees. In no event will prices be decreased. All prices include packaging in accordance with Seller’s standard procedures. Charges for special packaging, crating, or packing are the responsibility of Buyer.

4. TERMS OF PAYMENT AND CANCELLATION POLICY

Unless otherwise stated herein, payment schedule will be as follows:

Five percent (5%) deposit payment, totaling $41,713.50, will be invoiced and is due upon acceptance of Agreement. Upon receipt of deposit payment, engineering drawings will be initiated and completed through Phase 2 of the accompanying Engineering Scope of Work.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

Fifty percent (50%) of remaining agreement price, totaling $396,278.25 is due prior to commencement of manufacturing. This payment will be invoiced upon request and will be due no later than June 15, 2017.

Twenty-five percent (25%) of remaining agreement price, totaling $198,139.13 will be invoiced and is due six weeks (6 weeks) prior to shipment of chillers. This deposit payment will release air handlers, dehumidifiers, and all other components except chillers for shipment.

Final payment of twenty-five percent (25%) of agreement price, totaling $198,139.12, will be invoiced and is due immediately prior to chiller shipment.

In the event that Buyer fails to receive building permit, Buyer may cancel this contract at any time after execution of contract and prior to manufacturing deposit payment. In the event that cancellation is initiated under these terms, Buyer agrees that engineering work has been completed and therefore engineering deposit shall be forfeited.

Should building permits be delayed past 5/31/2017, Buyer may extend payment due dates; however, price is subject to increase as outlined in Section 3 (Agreement Price) if manufacturing deposit is not received prior to June 15, 2017.

Once manufacturing deposit is received, buyer has five (5) business days to cancel and obtain refund of manufacturing deposit less ten percent (10%) for administrative costs. After five (5) business days, any cancellation will result in forfeiture of the deposit.

Remaining invoice(s), if any, will be submitted on a percent complete basis, with payment due upon receipt of invoice. Buyer agrees that shipment of goods may or may not, at Seller’s discretion, be initiated prior to receipt of full payment of completed goods and that payment is considered received upon clearance of payment at seller’s bank. Buyer agrees that remaining balance will be paid promptly upon invoice and understands that goods subject to payments over 30 days from invoice date will be subject to storage fees equivalent to 2% of the total order as well as a service charge equal to the lesser of the maximum allowable legal interest rate or 2% of the amount due at the end of each month. Unless otherwise agreed in writing, a balance due and unpaid 60 days from invoice date may be subject to order cancellation and forfeiture of deposit at seller’s sole discretion. Buyer shall pay all costs (including attorneys’ fees) incurred by Seller in attempting to collect amounts due and otherwise enforcing these terms and conditions. If requested, Seller will provide appropriate lien waivers upon receipt of payment. Seller may at any time decline to ship, make delivery, or perform work except upon receipt of payment or upon other terms and conditions satisfactory to Seller

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

5. COMPREHENSIVE WARRANTY

For equipment manufactured by Seller, Seller shall warrant the equipment until the earlier of twelve (12) months from initial start-up or eighteen (18) months from date of shipment against failure due to defects in material and/or manufacturing to the capacities and ratings set forth in Company’s catalogs and bulletins (“Warranty”). Equipment, material, and or parts that are not manufactured directly by Seller are not warranted by Seller and carry such warranties as may be extended by the respective manufacturer. Exclusions from this Warranty include damage or failure arising from: wear and tear; corrosion, erosion, deterioration; modifications made by others to the Equipment; repairs or alterations by a party other than Company that adversely affects the stability or reliability of the Equipment; vandalism; neglect; accident; adverse weather or environmental conditions; abuse or improper use; improper installation; commissioning by a party other than Seller; unusual physical or electrical or mechanical stress; operation with any accessory, equipment or part not specifically approved by Seller; refrigerant not recommended or supplied by Seller; and or lack of proper start-up or maintenance as recommended by Seller. Seller shall not be obligated to pay for the cost of lost refrigerant or lost product or any other direct, indirect, or consequential damages. Seller’s obligations and liabilities under this Warranty are limited to furnishing replacement equipment or OEM parts, at its option, FCA (Incoterms 2000) factory or warehouse (f.o.b. factory or warehouse for US domestic purposes) at Seller-designated shipping point, freight-allowed to Seller’s warranty agent’s stock location, for all non-conforming Seller-manufactured Equipment which have been returned by Buyer to Seller. Returns must have prior written approval by Seller and are subject to restocking and replacement charges where applicable. No warranty liability whatsoever shall attach to Seller until Buyer’s complete order has been paid for in full and Seller’s liability under this Warranty shall be limited to the purchase price of the Equipment shown to be defective. Additional warranty and service protection is available on an extra-cost basis and must be in writing and agreed to by an authorized signatory of the Seller. The warranty excludes: (a) labor, transportation and related costs incurred by Buyer; (b) reinstallation costs of repaired equipment; (c) reinstallation costs of replacement equipment;

(d) consequential damages of any kind; and, (e) reimbursement for loss caused by interruption of service.

EQUIPMENT MANUFACTURED BY SELLER THAT INCLUDES A REQUIRED START-UP AND SOLD IN NORTH AMERICA WILL NOT BE WARRANTED BY COMPANY UNLESS SELLER OR ITS AUTHORIZED AGENT PERFORMS THE EQUIPMENT STARTUP. SELELR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING PREVENTION OF MOLD/MOULD, FUNGUS, BACTERIA, MICROBIAL GROWTH, OR ANY OTHER CONTAMINATES. EXCEPT FOR SELLER’S WARRANTY EXPRESSLY SET FORTH HEREIN, SELLER DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED CONCERNING ITS PRODUCTS, EQUIPMENT OR SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, OR OTHERS THAT ARE ALLEGED TO ARISE FROM COURSE OF DEALING OR TRADE.

6. SECURITY INTEREST

Buyer agrees that, unless Buyer makes full payment in advance, Seller will have a purchase money security interest in all Equipment to secure payment in full of all amounts due Seller and its order for the Equipment, together with these terms and conditions, form a security agreement (as defined by the UCC in the United States and as defined in the Personal Property Security Act in Canada). Buyer shall keep the Equipment free of all taxes and encumbrances, shall not remove the Equipment from its original installation point and shall not assign or transfer any interest in the Equipment until all payments due Seller have been made. The purchase money security interest granted herein attaches upon Seller’s acceptance of Buyer’s order and on receipt of the Equipment described in the accepted Proposal but prior to its installation. The parties have no agreement to postpone the time for attachment unless specifically noted in writing on the accepted order. Buyer will have no rights of set off against any amounts, which become payable to Seller under this Agreement or otherwise.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

7. TITLE AND RISK OF LOSS

Title to and risk of loss of the Equipment shall pass to Buyer upon shipment; Buyer assumes title and control of the goods upon signature by the carrier on the bill of lading for the equipment. Seller shall pay the shipping fees and invoice the Buyer as defined in Section 4 of this Agreement.

8. TAXES

Buyer is required to pay all taxes in connection with the sale, purchase, delivery, and use of any of the goods (except for taxes based upon Seller’s net income). The Agreement Price does not include any present or future foreign, federal, state, or local property, license, privilege, sales, use, excise, value added, gross receipts, or other like taxes or assessments. Such amounts will be itemized separately to Buyer, who will make prompt payment to Seller. Buyer agrees that shipment of goods may be delayed until Seller’s receipt of full payment including any required taxes.

9. DELIVERY AND DELAYS

Delivery dates are approximate and not guaranteed. Seller will use commercially reasonable efforts to deliver the Equipment on or before the estimated delivery date will notify Buyer if the estimated delivery dates cannot be honored, and will deliver the Equipment and services as soon as practicable thereafter. In no event will Seller be liable for any damages or expenses caused by delays in delivery.

10. PERFORMANCE

Seller shall be obligated to furnish only the Equipment described in the Proposal and in submittal data (if such data is issued in connection with the order). Seller may rely on the acceptance of the Proposal, in submittal data, and in approved drawings as acceptance of the suitability of the Equipment for the particular project or location. Unless specifically stated in the Proposal, compliance with any local building codes or other laws or regulations relating to specifications or the location, use, or operation of the Equipment is the sole responsibility of Buyer. If Equipment is tendered that does not fully comply with the provisions of this Agreement, and Equipment is rejected by Buyer, Seller will have the right to cure within a reasonable time after notice thereof by substituting a conforming tender whether or not the time for performance has passed.

11. FORCE MAJEURE

Seller’s duty to perform under this Agreement and the Equipment prices are contingent upon the non- occurrence of an Event of Force Majeure. An “Event of Force Majeure” shall mean any cause or event beyond the control of Seller. Without limiting the foregoing, “Event of Force Majeure” includes: acts of God; acts of terrorism, war or the public enemy; flood; earthquake; tornado; storm; fire; civil disobedience; pandemic insurrections; riots; labor/labour disputes; labor/labour or material shortages; sabotage; restraint by court order or public authority (whether valid or invalid); and action or non-action by or inability to obtain or keep in force the necessary governmental authorizations, permits, licenses, certificates or approvals if not caused by Seller; and the requirements of any applicable government in any manner that diverts either the material or the finished product to the direct or indirect benefit of the government. If the Seller shall be unable to carry out any material obligation under this Agreement due to an Event of Force Majeure, this Agreement shall at Seller’s election (i) remain in effect but Seller’s obligations shall be suspended until the uncontrollable event terminates or (ii) be terminated upon 10 days’ notice to Buyer, in which event Buyer shall pay Seller for all parts of the Work furnished to the date of termination.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

12. INDEMNITY

To the fullest extent permitted by law, Seller and Buyer shall indemnify, defend, and hold harmless each other from any and all claims, actions, costs, expenses, damages, and liabilities, including reasonable attorneys’ fees, resulting from death or bodily injury or damage to real or personal property, to the extent caused by the negligence or misconduct of their respective employees or other authorized agents in connection with their activities within the scope of this Agreement. Neither party shall indemnify the other against claims, damages, expenses, or liabilities to the extent attributable to the acts or omissions of the other party. If the parties are both at fault, the obligation to indemnify shall be proportional to their relative fault. The duty to indemnify will continue in full force and effect, notwithstanding the expiration or early termination hereof, with respect to any claims based on facts or conditions that occurred prior to expiration or termination.

13. BUYER BREACH

Each of the following events or conditions shall constitute a breach by Buyer and shall give Seller the right, without an election of remedies, to terminate this Agreement or temporarily suspend performance by delivery of written notice: (a) Any failure by Buyer to pay amounts when due; or (b) any general assignment by Buyer for the benefit of its creditors, or if Buyer becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors, or makes or proposes to make any proposal or arrangement with creditors, or if any steps are taken for the winding up or other termination of Buyer or the liquidation of its assets, or if a trustee, receiver, or similar person is appointed over any of the assets or interests of Buyer; (c) Any representation or warranty furnished by Buyer in connection with this Agreement is false or misleading in any material respect when made; or (d) Any failure by Buyer to perform or comply with any material provision of this Agreement. Buyer shall be liable to the Seller for all Equipment furnished and all damages sustained by Seller (including lost profit and overhead).

14. LIMITATION OF LIABILITY

The Seller will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether the Seller has been advised of the possibility of any such damage. In no event will the Seller’s liability exceed the price the Buyer paid to the Seller for the specific goods and services provided by the Seller giving rise to the claim or cause of action.

15. LIMITATION OF ACTIONS

No action arising out of or relating to this Agreement or the transactions it contemplates may be commenced against the seller more than twelve (12) months after the basis for such claim could reasonably have been discovered.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

16. INTELLECTUAL PROPERTY; PATENT INDEMNITY

Seller retains all ownership, license, and other rights to all patents, trademarks, copyrights, trade secrets, and other intellectual property rights related to the Equipment, and, except for the right to use the Equipment sold, Buyer obtains no rights to use any such intellectual property. Seller agrees to defend any suit or proceeding brought against Buyer so far as such suit or proceeding is solely based upon a claim that the use of the Equipment provided by Seller constitutes infringement of any patent of the United States of America, provided Seller is promptly notified in writing and given authority, information, and assistance for defense of same. Seller will, at its option, procure for Buyer the right to continue to use said Equipment, or modify it so that it becomes non-infringing, or replace same with non-infringing Equipment, or to remove said Equipment and to refund the purchase price. The foregoing will not be construed to include any Agreement by Seller to accept any liability whatsoever in respect to patents for inventions including more than the Equipment furnished hereunder, or in respect of patents for methods and processes to be carried out with the aid of said Equipment. The provision of Equipment by Seller does not convey any license, by implication, estoppel, or otherwise, under patent claims covering combinations of said Equipment with other devices or elements. The foregoing states the entire liability of Seller with regard to patent infringement. Notwithstanding the provisions of this paragraph, Buyer will hold Seller harmless against any expense or loss resulting from infringement of patents or trademarks arising from compliance with Buyer’s designs or specifications or instructions.

17. CANCELLATION

Equipment is specially manufactured in response to orders. An order placed with and accepted by Seller cannot be delayed, canceled, suspended, or extended except with Seller’s written consent and upon written terms accepted by Seller that will reimburse Seller for and indemnify Seller against loss and provide Seller with a reasonable profit for its materials, time, labor, services, use of facilities, and otherwise. Buyer will be obligated to accept any Equipment shipped, tendered for delivery, or delivered by Seller pursuant to the order prior to any agreed delay, cancellation, suspension, or extension of the order. Any attempt by Buyer to unilaterally revoke, delay, or suspend acceptance for any reason whatsoever after it has agreed to delivery of or accepted any shipment shall constitute a breach of this Agreement. For purposes of this paragraph, acceptance occurs by any waiver of inspection, use, or possession of Equipment, payment of the invoice, or any indication of exclusive control exercised by Buyer.

18. CLAIMS

Seller will consider claims for concealed shortages in shipments or rejections due to failure to conform to an order only if such claims or rejections are made in writing within fifteen (15) days of delivery and are accompanied by the packing list and, if applicable, the reasons in detail why the Equipment does not conform to Buyer’s order. Upon receiving authorization and shipping instructions from authorized personnel of Seller, Buyer may return rejected Equipment, transportation charges prepaid, for replacement. Seller may charge Buyer any costs resulting from the testing, handling, and disposition of any Equipment returned by Buyer which are not found by Seller to be nonconforming. Claims for Equipment damaged during shipment are not covered under the warranty provision stated herein. Seller agrees to promptly replace such damaged equipment only in the event that the Purchaser rejects or properly notes damaged equipment upon delivery by freight carrier. Purchaser agrees to carefully inspect all incoming shipments and accepts ownership of damaged equipment accepted at the time of delivery.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

19. EXPORT LAWS

The obligation of Seller to supply Equipment under this Agreement is subject to the ability of Seller to supply such items consistent with applicable laws and regulations of the United States and other governments. Seller reserves the right to refuse to enter into or perform any order, and to cancel any order, under this Agreement if Seller in its sole discretion determines that performance of the transaction to which such order relates would violate any such applicable law or regulation. Buyer will pay all handling and other similar costs from Seller’s factories including the costs of freight, insurance, export clearances, import duties, and taxes. Buyer will be “exporter of record” with respect to any export from the United States of America and will perform all compliance and logistics functions in connection therewith and will also comply with all applicable laws, rules, and regulations. Buyer understands that Seller and/or the Equipment are subject to laws and regulations of the United States of America which may require licensing or authorization for and/or prohibit export, re-export or diversion of Seller’s Equipment to certain countries, and agrees it will not knowingly assist or participate in any such diversion or other violation of applicable United States of America or individual state laws and regulations. Buyer agrees to hold harmless and indemnify Seller for any damages resulting to Buyer or Seller from a breach of this paragraph by Buyer.

20. GENERAL

Except as provided below, to the maximum extent provided by law, this Agreement is made and shall be interpreted and enforced in accordance with the laws of the state of Colorado without regard to its conflict of law principles that might otherwise call for the application of a different state’s law, and not including the United Nations Convention on Contracts for the International Sale of Goods. Any action or suit arising out of or related to this Agreement must be commenced within one year after the cause of action has accrued. To the extent the Equipment is being used at a site owned and or operated by any agency of the Federal Government, determination of any substantive issue of law shall be according to the Federal common law of Government contracts as enunciated and applied by Federal judicial bodies and boards of contract appeals of the Federal Government. This Agreement contains all of the agreements, representations and understandings of the parties and supersedes all previous understandings, commitments or agreements, oral or written, related to the subject matter hereof. This Agreement may not be amended, modified, or terminated except by a writing signed by the parties hereto. No documents shall be incorporated herein by reference except to the extent Seller is a signatory thereon. If any term or condition of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, all other terms and conditions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner averse to any party hereto. Buyer may not assign, transfer, or convey this Agreement, or any part hereof, or its right, title, or interest herein, without the written consent of the Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Buyer’s permitted successors and assigns.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

21. LIMITED WAIVER OF SOVEREIGN IMMUNITY

If Buyer is an Indian tribe (in the U.S.) or a First Nation or Band Council (in Canada), Buyer, whether acting in its capacity as a government, governmental entity, a duly organized corporate entity or otherwise, for itself and for its agents, successors, and assigns: (1) hereby provides this limited waiver of its sovereign immunity as to any damages, claims, lawsuit, or cause of action (herein “Action”) brought against Buyer by Seller and arising or alleged to arise out of the furnishing by Seller of any product or service under this Agreement, whether such Action is based in contract, tort, strict liability, civil liability or any other legal theory; (2) agrees that jurisdiction and venue for any such Action shall be proper and valid (a) if Buyer is in the U.S., in any state or United States court located in the state in which Seller is performing this Agreement or (b) if Buyer is in Canada, in the superior court of the province or territory in which the work was performed; (3) expressly consents to such Action, and waives any objection to jurisdiction or venue; (4) waives any requirement of exhaustion of tribal court or administrative remedies for any Action arising out of or related to this Agreement; and (5) expressly acknowledges and agrees that Seller is not subject to the jurisdiction of Buyer’s tribal court or any similar tribal forum, that Buyer will not bring any action against Seller in tribal court, and that Buyer will not avail itself of any ruling or direction of the tribal court permitting or directing it to suspend its payment or other obligations under this Agreement. The individual signing on behalf of Buyer warrants and represents that such individual is duly authorized to provide this waiver and enter into this Agreement and that this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

22. COUNTERPARTS AND ELECTRONIC DOCUMENTS

This Agreement may be executed and delivered in counterparts, including by a facsimile or an electronic transmission thereof, each of which shall be deemed an original, but all together shall constitute but one and the same Agreement. Any document generated by the parties with respect to this Agreement, including this Agreement, may be imaged and stored electronically and introduced as evidence in any proceeding as if original business records. Neither party will object to the admissibility of such images as evidence in any proceeding on account of having been stored electronically.

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com

BY SIGNING BELOW, you acknowledge you have the vested authority to acquiesce to the Terms and Conditions referencing the above-listed Suma estimate and also the Statement of Work for Engineering Design & Implementation Support (“Agreement for Professional Services”) referencing the above-listed Suma estimate and hereby approve of the transaction as contemplated in this purchase order. This Purchase Agreement (“Agreement”) is non-revocable and your signature shall serve as commitment to this Agreement and be binding upon the parties described herein, their heirs and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written below.

AGREED AND ACCEPTED		AGREED AND ACCEPTED

SURNA INC.		BUYER: Sante Veritas Therapeutics, Inc

- Signature:	/s/ Brandy Keen	- Signature:	/s/ Suzanne Wood

- Print Name:	Brandy Keen	- Print Name:	Suzanne Wood

- Title:	Vice President of Sales	- Title:	Chief Financial Officer

- Date:	2/21/17	- Date:	2/21/17

Surna, Inc. | 1780 55th St. Boulder, CO 80301 | Phone: (303) 993-5271 |sales@surna.com